EXHIBIT 16(i)

                               THE AMERIGO FUND
                      TOTAL RETURN COMPUTATION SCHEDULE

Method by which total return (ending redeemable value) is computed:

        P (1 + T)n   = ERV
        P = a hypothetical initial payment of $1,000
        T = average annual total return
        N = number of years
        ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of one, five or 10-year periods (or fractional portion thereof)


THE AMERIGO FUND                        1 YEAR         5 YEARS         10 YEARS


Beginning Account Balances             $1,000.00      $1,000.00       $1,000.00
Average Annual Total Return                 -0-             -0-             -0-
Ending Redeemable Value                $    0.00      $    0.00       $    0.00

Formula Computation:

        1 year:         $1,000   (1 + .0000)    =       $0.00

        5 years:        $1,000 (1 + .0000)5     =       $0.00

        10 years:       $1,000 (1 + .0000)10    =       $0.00
